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                                                                    EXHIBIT 21.1

The subsidiaries of the Registrant are:

     1. National Network Technologies LLC, a Delaware limited liability company; and

     2. Hugh O'Kane Electric Co., LLC d/b/a/ Hugh O'Kane Datacom, a Delaware limited liability company.


     3.  Lexent Services, Inc., a Delaware corporation.